UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2021

RealtyMogul Apartment Growth REIT, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10713

Maryland	81-5263630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of shares of our common stock pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including the Company;

●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (the “coronavirus” or “COVID-19”), including the ongoing spread of variants;

●	risks associated with breaches of our data security;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	expected rates of return provided to investors;

●	the ability of our affiliates, Realty Mogul Commercial Capital, Co. and RM Communities, LLC, each of which, in their acquisition capacity, may be referred to as an RM Originator, to originate investments in which we invest;

●	our ability to hire and retain competent individuals who will provide services to us and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”)) and our ability to offer our shares of common stock to the public pursuant to Regulation A and related exemptions from state securities law registration requirements for “covered securities,” as defined in Section 18 of the Securities Act;

●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;

●	our ability to access sources of liquidity when we have the need to fund repurchases of shares of our common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws; and

●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

2

Item 1. Business

The Company

RealtyMogul Apartment Growth REIT, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “RM Apartment Growth REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017.

We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The current board members are Jilliene Helman, Flynann Janisse and Louis S. Weeks III. Ms. Janisse and Mr. Weeks are independent directors. We are externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations and also provides asset management, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. All shares of our common stock will be distributed to the public exclusively through an online investment platform we refer to as the Realty Mogul Platform (www.realtymogul.com). The Realty Mogul Platform is operated by RM Technologies, LLC, which is a wholly-owned subsidiary of Realty Mogul, Co. and an affiliate of our Sponsor and of our Manager. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 23, 2017, our initial offering (“Initial Offering”) was qualified by the U.S. Securities and Exchange Commission (“SEC”). Pursuant to the Initial Offering, we offered up to $50,000,000 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan. On December 23, 2020, we commenced our follow-on offering (the “Follow-on Offering” and, together with the Initial Offering, the “Offering”) and terminated our Initial Offering. The SEC adopted an amendment to increase the maximum offering amount under Tier 2 of Regulation A from $50,000,000 to $75,000,000. This amendment became effective March 15, 2021, and we are utilizing this increased offering amount. We are continuing to offer in the Follow-on Offering up to $66,875,819 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of November 24, 2021 out of the rolling 12-month maximum offering amount of $75,000,000 in shares of our common stock.

As of December 31, 2021, we had raised total aggregate gross offering proceeds of $40,308,355 and had issued 3,974,484 shares of our common stock in the Offering. We expect to continue to offer shares of our common stock in the Follow-on Offering until the earlier of (i) December 23, 2023, which is three years from the qualification date of the Follow-on Offering, or (ii) the date on which the maximum offering amount has been raised, unless the Follow-on Offering is terminated by our board of directors at an earlier time. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information concerning the current status of the Offering.

As of December 31, 2021, our portfolio was comprised of approximately $208,083,000 in real estate investments at original cost that, in the opinion of our Manager, meets our investment objectives. We have made, and intend to continue to make, preferred equity and joint venture equity investments in apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation.

3

Investment Strategy

We have made, and intend to continue to make, preferred equity and joint venture equity investments in established, well-positioned apartment communities, multifamily properties that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value-added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation. We will invest in the following types of assets: equity or preferred equity interests in companies whose primary business is to own and operate one or more specified multifamily projects.

For our value-add multifamily investments, our investment strategy involves acquiring apartment communities that can benefit from a value-add plan in which the real estate operator is making both exterior improvements, such as adding amenities like playgrounds, clubhouses and outdoor living areas, as well as interior improvements such as upgraded appliances, air conditioning and finishes. We believe that these investments have a high value from an investment standpoint and also a local community standpoint by enhancing previously underserviced apartment buildings. We also believe that these properties offer downside protection on one’s investment due to the large number of tenants at each property and the adaptability of individual property business plans.

Our Manager, through its affiliates, intends to structure, underwrite and originate many of the products in which we will invest as we believe that this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. The underwriting process involves comprehensive financial, structural, operational and legal due diligence of our partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our stockholders.

Investment Objectives

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to pay attractive and stable cash distributions to stockholders.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which increases competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to compete effectively on new acquisitions.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular dated December 21, 2021, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of common stock.

4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

See Item 1. “Business – The Company” for more information regarding the overview of the Company.

Offering Results

We are continuing to offer in the Follow-on Offering up to $66,875,819 in shares of our common stock including any shares that may be sold pursuant to our distribution reinvestment plan, which represents the value of the shares of our common stock available to be offered as of November 24, 2021 out of the rolling 12-month maximum offering amount of $75,000,000 in our common stock. As of December 31, 2021, we had raised total aggregate gross offering proceeds of $40,308,355 and had issued 3,974,484 shares of common stock in the Offering, purchased by 2,740 unique investors.

We expect to offer shares of our common stock in the Follow-on Offering until the earlier of (i) December 23, 2023, which is three years from the qualification date of the Follow-on Offering, or (ii) the date on which the maximum offering amount has been raised; provided however, that our board of directors may terminate the Follow-on Offering at any time or extend the Follow-on Offering. In no event will the Follow-on Offering extend beyond 180 days after December 23, 2023, the third anniversary of the initial qualification date. Our offering price per share equals our most recently announced net asset value (“NAV”) per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan equals our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program are made at the most recent NAV per share (less any applicable discounts, as set forth in the Offering Circular).

On February 2, 2021, April 22, 2021, July 28, 2021, November 1, 2021 and January 28, 2022, we announced a NAV per share of $10.16, $10.65, $10.70, $11.05 and $10.43, respectively, as of December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively.

Our Investments

The following describes our investments as of December 31, 2021 and our investments that we sold during 2021 and 2022. See the section entitled “Recent Developments” below for a discussion of the investments we have made subsequent to December 31, 2021:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Overview (253G2)
The Clover on Park Lane(1)	Dallas, TX	8/31/2017	Multifamily	Joint Venture Equity	$4,000,000	SEC Edgar Link
Brooklyn Portfolio	Brooklyn, NY	11/30/2017	Multifamily	Joint Venture Equity	$3,000,000	SEC Edgar Link
Villas del Sol I & II	Plano, TX	1/9/2018	Multifamily	Joint Venture Equity	$1,000,000	SEC Edgar Link
Villas de Toscana(2)	San Antonio, TX	1/31/2018	Multifamily	Joint Venture Equity	$1,000,000	SEC Edgar Link
Villas de Sonoma	Fort Worth, TX	2/28/2018	Multifamily	Joint Venture Equity	$1,566,558	SEC Edgar Link
Avon Place Apartments	Avon, CT	11/1/2018	Multifamily	Joint Venture Equity	$3,000,000	SEC Edgar Link
Terrace Hill(3)	El Paso, TX	5/31/2019	Multifamily	Joint Venture Equity	$3,385,320	SEC Edgar Link
Ninety-Nine44 Apartments	Dallas, TX	9/9/2020	Multifamily	Joint Venture Equity	$4,000,000	SEC Edgar Link
The Orion	Orion Township, MI	3/23/2021	Multifamily	Joint Venture Equity	$5,000,000	SEC Edgar Link
Lotus Village	Austin, TX	6/25/2021	Multifamily	Joint Venture Equity	$2,500,000	SEC Edgar Link
Sherwood Oaks	Riverview, FL	11/30/2021	Multifamily	Joint Venture Equity	$4,200,000	SEC Edgar Link
					$32,651,878

(1)	This investment sold on January 7, 2022. See “Recent Developments” below for further detail.
(2)	This investment sold on November 1, 2021.
(3)	This investment sold on December 20, 2021.

5

Distributions

Our board of directors has declared and paid, and we expect that our board of directors will continue to declare and pay, distributions quarterly in arrears. Stockholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the stockholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid and may continue to pay distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

Our board of directors has declared quarterly distributions for stockholders of record as of the close of business on the last day of each quarter. Distributions made in 2021 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have made subsequent to December 31, 2021:

Quarterly Distribution Period for Daily Record Dates	Date of Authorization	Payment Date	Cash Distribution Amount per Share of Common Stock	Annualized Yield
1/1/2021 – 3/31/2021	12/31/2020	4/15/2021	$0.0012217808 (1/1 – 1/31)
			$0.0012526027 (2/1 – 3/31)	4.5	%(1)
4/1/2021 – 6/30/2021	3/30/2021	7/15/2021	$0.0012526027 (4/1 – 4/21)
			$0.0013130137 (4/22 – 4/30)
			$0.0013130137 (5/1 – 6/30)	4.5	%(2)
7/1/2021 – 9/30/2021	6/30/2021	10/15/2021	$0.0013130137 (7/1 – 7/27)
			$0.0013191781 (7/28 – 7/31)
			$0.0013191781 (8/1 – 9/30)	4.5	%(3)
10/1/2021 – 12/31/2021	9/30/2021	1/15/2022	$0.0013191781 (10/1 – 10/31)
			$0.0013623288 (11/1 – 12/31)	4.5	%(4)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.91 NAV per share (the then-current purchase price for the period from January 1, 2021 to January 31, 2021) and calculated for the Distribution Period beginning January 1, 2021 and ending January 31, 2021, and approximately 4.50% on an annualized basis assuming a $10.16 NAV per share (the current purchase price effective February 1, 2021), calculated for the Distribution Periods beginning February 1, 2021 and ending February 28, 2021 and beginning March 1, 2021 and ending March 31, 2021.

6

(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.16 NAV per share (the then-current purchase price for the period from April 1, 2021 to April 21, 2021) and calculated for the Distribution Period beginning April 1, 2021 and ending on April 30, 2021, and approximately 4.50% on an annualized basis assuming a $10.65 NAV per share (the current purchase price effective April 22, 2021), calculated for the Distribution Periods beginning May 1, 2021 and ending on May 31, 2021 and beginning June 1, 2021 and ending on June 30, 2021.
(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.65 NAV per share (the then-current purchase price for the period from July 1, 2021 to July 27, 2021) and calculated for the Distribution Period beginning July 1, 2021 and ending on July 31, 2021, and approximately 4.50% on an annualized basis assuming a $10.70 NAV per share (the current purchase price effective July 28, 2021), calculated for the Distribution Periods beginning August 1, 2021 and ending on August 31, 2021 and beginning September 1, 2021 and ending on September 30, 2021.
(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.70 NAV per share (the then-current purchase price for the period from October 1, 2021 to October 31, 2021) and calculated for the Distribution Period beginning October 1, 2021 and ending on October 31, 2021, and approximately 4.50% on an annualized basis assuming a $11.05 NAV per share (the current purchase price effective November 1, 2021), calculated for the Distribution Periods beginning November 1, 2021 and ending on November 30, 2021 and beginning December 1, 2021 and ending on December 31, 2021.

Special Distribution

On December 30, 2021, our board of directors authorized a special cash distribution of $0.8016141564 per share of the Company’s common stock to stockholders of record as of the close of business on December 31, 2021, which distribution reflected a 7.88% annual distribution rate based on a $10.16 NAV per share as of January 1, 2021. This special distribution was paid on February 1, 2022.

For the year ended December 31, 2021, we authorized and incurred distributions to our stockholders of approximately $4,569,000. For the year ended December 31, 2020, we authorized and incurred distributions to our stockholders of approximately $1,255,000.

See the section entitled “Recent Developments” below for a discussion on distributions declared subsequent to December 31, 2021.

7

Share Repurchase Program

We have adopted a share repurchase program in order to provide our stockholders with some liquidity that may enable them to sell their shares of common stock to us in limited circumstances. Our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time and for any reason. Reasons we may amend, suspend or terminate the share repurchase program include, without limitation, (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT, and (iv) following any material decrease in our NAV.

During the year ended December 31, 2021, we repurchased 136,940 shares of common stock for a total of approximately $1,453,000. For the year ended December 31, 2020, we repurchased 87,650 shares of common stock for a total of approximately $859,000. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is mainly generated from rental income and tenant reimbursements and other revenue.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “– Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to multifamily real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic multifamily real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

Market Outlook and Recent Trends

During Q4 2021, the U.S. Bureau of Economic Analysis estimated that U.S. seasonally adjusted real gross domestic product (“GDP”) grew 6.9% quarter over quarter. The Federal Reserve cut its forecast for 2022 growth in the nation’s GDP from the 5.9% it projected in September 2021 to 5.5%, as well as projected a 4.3% unemployment rate by year-end, down from 4.8% in September 2021. The unemployment rate was 3.9% at year-end 2021. Average hourly earnings for employees increased 4.7% year over year and achieved greater than 3% year over year increases since June 2021 according to the U.S. Bureau of Labor Statistics. In addition, the Consumer Price Index (“CPI”) rose year over year 6.2% in October, 6.8% in November, and 7.0% in December according to the U.S. Bureau of Labor Statistics. Shelter costs, which comprise approximately one-third of CPI, increased 4.2% year over year. Given the economic inflation, the Federal Reserve has indicated that it will begin reducing its balance sheet and increasing the federal funds rate. As it relates to real estate purchases, the cost to finance a real estate investment with a mortgage increased in Q4 2021 and has continued to increase in 2022; however, we believe that real estate is positively correlated with inflation as property prices and rental income tend to rise as inflation rises. We like multifamily investments in an inflationary environment as the typical one-year lease term allows an owner to mark rents to market on an annual basis. We believe that RealtyMogul Apartment Growth REIT is well positioned as it continues to seek a diversified portfolio of commercial real estate, which has a low or negative correlation to other major asset classes and over time has exhibited less volatility than other asset classes.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

8

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2021 and 2020, the Company held investments in two and three entities, respectively, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. These investments are carried on the equity method because of the Company’s significant influence.

As of December 31, 2021 and 2020, the Company held investments in seven and five entities, respectively, which were evaluated under the VOE model and were consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Purchase Accounting for Acquisition of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration included cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assessed the fair value of assumed debt based on estimated cash flow projections that utilized appropriate discount rates and available market information. Such inputs were categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt was amortized using the effective interest method basis over the terms of the respective debt obligation.

9

The Company allocated the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimated the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument-by-instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Rental income is recognized as rental payments become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are on terms of one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

10

Impairment of Real Estate Owned and Allowance for Doubtful Accounts

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

For the years ended December 31, 2021 and 2020, the Company determined that there was no impairment of long-lived assets.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2021 and 2020, there was $559,268 and $257,813 in the allowance for doubtful accounts, respectively.

Results of Operations

Net income (loss) and operating income (loss)

The years ended December 31, 2021 and 2020 resulted in a net income (loss) attributable to RM Apartment Growth REIT of approximately $1,686,000 and ($1,958,000), respectively. This increase in net income for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to the gain on sale of the Terrace Hill real estate investment. Operating income was approximately $1,261,000 for the year ended December 31, 2021, compared to an operating loss of approximately ($479,000) for the year ended December 31, 2020.

Rental Income, net

For the years ended December 31, 2021 and 2020, we earned rental income of approximately $17,102,000 and $11,053,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to the increased size of our portfolio through investments made in 2021 and 2020.

Tenant Reimbursements and Other Revenue

For the years ended December 31, 2021 and 2020, we earned tenant reimbursements and tenant fee revenue of approximately $2,012,000 and $1,153,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to the increased size of our portfolio through investments made in 2021 and 2020.

11

Expenses

Depreciation and Amortization

For the years ended December 31, 2021 and 2020, we incurred depreciation and amortization expenses of approximately $5,446,000 and $4,115,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to the increased size of our portfolio through investments made in 2021 and 2020.

General and Administrative Expenses

For the years ended December 31, 2021 and 2020, we incurred general and administrative expenses of approximately $1,301,000 and $978,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to operations expanding as a result of investments made in 2021 and 2020.

Real Estate Operating Expenses

For the years ended December 31, 2021 and 2020, we incurred real estate operating expenses of approximately $10,268,000 and $7,229,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to the increased size of our portfolio through investments made in 2021 and 2020.

Asset Management Fees

For the years ended December 31, 2021 and 2020, we incurred asset management fees of approximately $649,000 and $456,000, respectively. This increase for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to consolidated real estate investments made in 2021 and 2020 and an increase in the Company’s NAV.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We are dependent upon the net proceeds from the Offering to conduct our proposed operations. We currently obtain the capital required to purchase real estate-related investments and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2021 and December 31, 2020, we had cash and cash equivalents of approximately $14,118,000 and $8,679,000, respectively, and $1,650,000 and $4,164,000, respectively, invested in marketable securities at fair value that are available to provide capital for operations and investments. We anticipate that proceeds from the Offering, cash flow from operations and available cash will provide sufficient liquidity to meet future funding commitments for at least one year from the date the financial statements are available to be issued.

We expect to selectively employ leverage to enhance total returns to our stockholders. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is up to 75% of the fair market value or expected fair market value (for a value-add acquisition) of our assets; provided, however, we may exceed this limit for certain temporary bridge financings. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. As of December 31, 2021 and 2020, we had outstanding borrowings of approximately $158,945,000 and $94,534,000, respectively, net of deferred financing costs and premium.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. We expect aggregate organization and offering expenses paid by us to be approximately $2,000,000 or, if we raise the maximum offering amount, approximately 3% of gross offering proceeds. If the Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, auditing fees, fees associated with SEC reporting requirements, acquisition expenses, interest expenses, property management fees, insurance costs, tax return preparation fees, marketing costs, taxes and filing fees, administration fees, fees for the services of independent directors, and third-party costs associated with the aforementioned expenses.

12

The sponsors of our joint venture investments in real estate may make payments to our Sponsor or its affiliates in connection with the selection or purchase of investments. We will pay the Manager a monthly asset management fee of one-twelfth of 1.25%, which is based on total equity value, which equals (a) our then-current NAV per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. Any portion of the asset management fee may be deferred and paid in a subsequent period upon the mutual agreement of the Company and our Manager.

Cash Flow

The following presents our cash flows for the years ended December 31, 2021 and 2020 (in thousands):

Cash provided by (used in)	For the Year ended December 31, 2021	For the Year ended December 31, 2020
Operating Activities:	$3,062	$1,978
Investing Activities:	(57,314)	(31,505)
Financing Activities	61,149	33,416
Net increase in cash and cash equivalents and restricted cash	6,897	3,889
Cash and cash equivalents and restricted cash, beginning of year	13,143	9,254
Cash and cash equivalents and restricted cash, end of year	$20,040	$13,143

For the years ended December 31, 2021 and 2020, net cash provided by operating activities was approximately $3,062,000 and $1,978,000, respectively, and related to net operating income on real estate investments.

For the years ended December 31, 2021 and 2020, net cash used in investing activities was approximately $57,314,000 and $31,505,000, respectively, and related to the acquisition of new real estate, investments in existing assets, purchases and sales of marketable securities and proceeds from sales of real estate investment.

For the years ended December 31, 2021 and 2020, net cash provided by financing activities was approximately $61,149,000 and $33,416,000, respectively, and related to new proceeds from the issuance of shares of our common stock, proceeds from the issuance of debt net of repayments of debt, capital contributions from noncontrolling interests, and payment of distributions and dividends.

Off-Balance Sheet Arrangements

As of both December 31, 2021 and December 31, 2020, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see “Note 8 – Related Party Arrangements” in Item 7 “Financial Statements” below.

13

Recent Developments

Investments

The Clover on Park Lane – Dallas, Texas

On August 31, 2017, we acquired a $4,000,000 joint venture limited partnership equity investment (the “Clover Equity Investment”) in connection with the acquisition and renovation of The Clover on Park Lane (fka Serendipity Apartments), a 343-unit multifamily apartment community in Dallas, Texas (the “Clover Property”). On January 7, 2022, the Clover Property was sold. Based on the Clover Property’s sale price, the Clover Property achieved approximately a 36.2% property-level internal rate of return, a 3.2x equity multiple and 8.7% average cash-on-cash return over the 4.3-year hold period. In connection with the sale of the Clover Property, a disposition fee was paid to RM Adviser, LLC in the amount of $385,000.

Offering Proceeds

As of March 31, 2022, we had raised total gross offering proceeds of $46,625,482 from settled subscriptions and issued an aggregate of 4,570,262 shares of our common stock.

Distributions

On December 30, 2021, the board of directors authorized a daily cash distribution on the Company’s common stock to stockholders of record as of the close of business on each day of the distribution period beginning on January 1, 2022 and ending on January 31, 2022 (of $0.0013623288 per share from January 1, 2022 to January 27, 2022, and of $0.0012858904 per share from January 28, 2022 to January 31, 2022), and a daily cash distribution of $0.0012858904 per share of the Company’s common stock to stockholders of record as of the close of business on each day of the distribution period beginning February 1, 2022 and ending on February 28, 2022 and beginning March 1, 2022 and ending on March 31, 2022. Distributions for the distribution periods were paid in April 2022.

Estimated NAV Per Share as of December 31, 2021 and March 31, 2022

On January 27, 2022, our board of directors approved an estimated NAV per share of our common stock of $10.43 as of December 31, 2021. The estimated NAV per share calculation as of December 31, 2021 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding as of December 31, 2021. On March 31, 2022, our board of directors approved an updated estimated NAV per share of our common stock of $11.10 as of March 31, 2022. The estimated NAV per share calculation as of March 31, 2022 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2022. This estimated NAV per share will be effective until updated by us on or about June 30, 2022, or within a commercially reasonable time thereafter, unless updated by us prior to that time.

As with any methodology used to estimate value, the methodology employed by Realty Mogul, Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a stockholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share stockholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities. See the section of the Offering Circular, as supplemented, captioned “Risk Factors ‒ There can be no assurance that our NAV per share will be accurate on any given date particularly in light of COVID-19 pandemic.”

14

Non-GAAP Financial Measures

Our Manager believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and the Company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of the Company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Our unaudited FFO and AFFO calculations for the years ended December 31, 2021 and December 31, 2020 are as follows (in thousands):

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
GAAP net income (loss) attributable to RealtyMogul Apartment Growth REIT, Inc.	$1,686	$(1,958)
Add: depreciation of properties	4,407	3,560
Adjustments for noncontrolling interests in depreciation	(2,614)	(1,895)
Add: amortization of lease intangibles	1,039	555
Adjustments for noncontrolling interests in amortization of lease intangibles	(691)	(331)
Add: share of depreciation of real estate held by equity method investments	184	331
Adjustments for unrealized loss on marketable securities	115	(165)
Adjustments for realized gain on marketable securities	(58)	—
Add: loss on extinguishment of debt	994	—
Adjustment for noncontrolling interest in loss on extinguishment of debt	(595)	—
Adjustment for gain on sale of equity method investment	(791)	—
Adjustment for gain on sale of real estate investment	(5,936)	—
Adjustment for noncontrolling interest in gain on sale of real estate	2,764	—
Funds from operations (“FFO”) applicable to common stock	503	97
Add: amortization of deferred financing costs, discount and premium	231	344
Adjustments for noncontrolling interests deferred financing costs	(156)	(205)
Add: stock award compensation	46	34
Adjusted funds from operations (“AFFO”) applicable to common stock	$624	$270

15

Item 3. Directors and Officers

Although our Manager manages our day-to-day operations, we operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors.

In accordance with our charter, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

●	any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;
●	duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;
●	the management agreement;
●	liability and indemnification of our directors, Manager and affiliates;
●	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees, and Manager compensation;
●	any change or modification of our statement of investment objectives;
●	real property appraisals;
●	our borrowing policies;
●	annual and special meetings of stockholders;
●	election of our directors; and
●	our distribution reinvestment plan.

Committees of the Board of Directors

The entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that the board of directors may establish such committees as the board of directors believes appropriate and in our best interests. The board of directors will appoint the members of the committee in the board of directors’ discretion. Committees typically report to the entire board of directors.

Audit Committee

The board of directors established an audit committee, consisting of Flynann Janisse and Louis S. Weeks III, our independent directors. Louis S. Weeks III serves as chairman of the audit committee. The audit committee, by approval of at least a majority of its members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, and considers the range of audit and non-audit fees and its impact on auditor independence.

Executive Officers and Directors

As of the date of this Annual Report, our executive officers and directors are as follows:

Name	Age*	Position
Jilliene Helman	35	Chief Executive Officer, President and Director
Kevin Moclair	49	Chief Accounting Officer and Treasurer
Saher Hamideh	43	Vice President, Legal and Secretary
Flynann Janisse	51	Independent Director
Louis S. Weeks III	67	Independent Director

*As of February 18, 2022

16

Jilliene Helman has served as our Chief Executive Officer, President and a director since January 2017. She previously served as our Chief Financial Officer and Treasurer from January 2017 to February 2022, and our Secretary from January 2017 to September 2021. Ms. Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. During this time, over $850 million of investments with property values worth over $4 billion have been listed on the Realty Mogul platform. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Kevin Moclair has served as our Chief Accounting Officer and Treasurer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally-managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including SOX implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Saher Hamideh has served as our Vice President, Legal and Secretary since September 2021. Ms. Hamideh has served as the Chief Compliance Officer and Secretary of our Manager since March 2021. Ms. Hamideh has also served as Vice President, Legal of Realty Mogul, Co. since March 2021. Ms. Hamideh is responsible for managing all legal and regulatory matters for Realty Mogul, Co. and its wholly-owned subsidiaries, including our Manager. From 2015 to 2021, Ms. Hamideh served as the Senior Compliance Officer at Bel Air Investment Advisors LLC, and its affiliated broker-dealer, Bel Air Securities LLC (collectively, “Bel Air”), where she oversaw all legal and compliance functions for Bel Air as it grew from approximately $4 billion to $9 billion in assets under management. From 2012 to 2015, Ms. Hamideh served as Senior Corporate Counsel at American Realty Advisors, an SEC-registered real estate investment management firm serving institutional clients, where she managed all legal and compliance matters relating to commingled funds and separate property accounts. From 2007 to 2011, Ms. Hamideh served as Corporate Counsel for AIG SunAmerica, Inc. where she prepared all regulatory filings, negotiated all investment management-related and corporate agreements and managed compliance with internal policies and procedures. Ms. Hamideh began her career as an associate in the Investment Management Department of Sullivan and Worcester, LLP in Washington, D.C. Ms. Hamideh earned her Juris Doctor from Loyola Law School, Los Angeles, and her Bachelor of Arts in Economics and Philosophy from Emory University.

Flynann Janisse has served as one of our independent directors since July 2017. She is serving as the Executive Director of Rainbow Housing Assistance Corporation (Rainbow), President and Executive Director of Equality Community Housing Corporation, and President and Chairman of the Board of Rainbow Housing Texas, Inc. Ms. Janisse supports the national operations of an award-winning Resident Services Division of Rainbow and the asset management for an extensive affordable housing portfolio. Prior to joining Rainbow, Ms. Janisse served as Director of Property Management at Community Services of Arizona, a fully-integrated management company specializing in the management of multifamily, service-enriched affordable housing. Ms. Janisse has extensive experience in managing market rate (REIT), Section 42 Tax Credit, Project Section 8, and HUD and RD-financed housing communities. As an Advisory Board member for Novogradac’s Journal of Tax Credits, Ms. Janisse is honored to provide industry knowledge through publications reaching over 45,000 readers and to serve as a judge for their industry Development of Distinction Awards at the Tax Credit Developers Conference recognizing excellence and ingenuity in the development of tax credit projects across the country using the LIHTC program. With 30+ years of experience in asset management with an emphasis on the development and implementation of social service programs for service-enriched affordable housing, she has assembled a team of professionals to serve the mission of Rainbow with integrity and passion.

17

Louis S. Weeks III has served as one of our independent directors since July 2017. As of January 22, 2021, Mr. Weeks also serves as an independent representative of RealtyMogul Income REIT, LLC. Mr. Weeks is the Founder and Principal at SeaburyCoxe Advisors LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. Mr. Weeks has been involved in commercial real estate investments and finance for more than 35 years. He spent 26 years at ColumbiaNational Real Estate Finance, an 80-year-old Mortgage Banking firm in Baltimore, MD founded by the late James W. Rouse. His responsibilities included 10 years as the firm’s Managing Partner and CEO. He was responsible for the company’s overall operations, production, servicing, and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and Bankers Trust Co. He has been an active member of the local chapters of NAIOP, ULI, ICSC, MBA and Baltimore Downtown Partnership and served on numerous local community organizations. Mr. Weeks graduated from Skidmore College as a Periclean Scholar with a degree in Philosophy and attended Pratt Institute as a candidate for a Masters of Architecture degree.

Compensation of Directors

We pay to each of our directors a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Directors are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited.

Our Manager

Our Manager manages our day-to-day affairs, and implements our investment strategy. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	35	Chief Executive Officer
Kevin Moclair	49	Chief Accounting Officer and Treasurer
Eric Levy	35	Vice President, Portfolio Manager
Saher Hamideh	43	Chief Compliance Officer and Secretary

*As of February 18, 2022.

Biographical information for Ms. Helman, Mr. Moclair and Ms. Hamideh is provided above.

Eric Levy has served as Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Income REIT, LLC. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships, and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher LLP. Mr. Levy has more than eight years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Compensation of the Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, we pay the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 shares of our common stock per year.

18

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock as of April 27, 2022, for each person or group that holds more than 10% of the shares of our common stock, for each of our directors and the executive officers of our Manager and for our directors and the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Number of	Percent of All
	Shares	Shares as of
Name of Beneficial Owner(1)	Beneficially Owned	April 27, 2022
RM Sponsor, LLC (2)(3)	11,755	*	%
Jilliene Helman	2,132	*
Kevin Moclair	-	-
Flynann Janisse	4,000	*
Louis S. Weeks III	6,647	*
Eric Levy	4,046	*
Saher Hamideh	-	-
All executive officers and directors as a group (6 persons)	28,580	*	%

*	Represents less than 1.0% of our outstanding common stock
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	As of the date of this Annual Report, RM Sponsor, LLC owns 0.27% of our issued and outstanding shares of common stock.
(3)	All voting and investment decisions with respect to shares of our common stock that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see “Note 8 – Related Party Arrangements” in Item 7 “Financial Statements” below.

Item 6. Other Information

None.

19

Item 7. Financial Statements

RealtyMogul Apartment Growth REIT, Inc.

F-1

Independent Auditor’s Report

To the Board of Directors

RealtyMogul Apartment Growth REIT, Inc.

Opinion

We have audited the consolidated financial statements of RealtyMogul Apartment Growth REIT, Inc. (the “Company”) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Apartment Growth REIT, Inc. and its subsidiaries as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-2

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Bethesda, Maryland

May 2, 2022

F-3

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Balance Sheets

As of December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

	As of December 31, 2021	As of December 31, 2020
ASSETS
Real estate investments, at cost
Land	$42,425	$32,711
Buildings and improvements	142,489	90,322
Total real estate investments, at cost	184,914	123,033
Less accumulated depreciation	(7,068)	(7,641)
Real estate investments, net	177,846	115,392
Real estate held for sale	19,911	-
Investments in real estate, equity method	428	657
Marketable securities, at fair value	1,650	4,164
Cash and cash equivalents	14,118	8,679
Escrows and deposits	5,922	4,464
Rent receivable, net	413	485
Intangible lease assets, net	382	-
Stock subscription receivable	405	52
Deferred offering costs, net	144	183
Prepaid expenses	722	243
Other receivable	112	35
Total Assets	$222,053	$134,354

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $1,908 and $853 of deferred financing costs, and $1,025 and $0 premium, respectively	$137,342	$94,534
Mortgage payable related to real estate asset held for sale, net of $250 and $0 of deferred financing costs	21,603	-
Accounts payable and accrued expenses	3,407	2,483
Settling subscription payable	354	229
Deferred offering costs payable	27	36
Dividends payable	3,455	333
Other liabilities	849	609
Asset management fee payable	54	31
Total Liabilities	167,091	98,255

Equity:
Common stock, $0.01 par value; 9,000,000 shares authorized; 3,712,643 and 2,994,468 shares issued and outstanding, as of December 31, 2021 and December 31, 2020, respectively	37	30
Additional paid-in capital	28,939	26,266
Accumulated deficit	(5,185)	(6,871)
Total RealtyMogul Apartment Growth REIT, Inc. equity	23,791	19,425
Noncontrolling interests in consolidated joint ventures	31,171	16,674
Total Equity	54,962	36,099

Total Liabilities and Equity	$222,053	$134,354

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2021 and 2020

(Amounts in thousands)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Revenues:
Rental income	$17,102	$11,053
Tenant reimbursements and other revenue	2,012	1,153
Equity in losses of equity method investees	(451)	(298)
Equity in earnings of equity method investees	262	391
Total revenues	18,925	12,299

Operating expenses:
Depreciation and amortization	5,446	4,115
General and administrative expenses	1,301	978
Real estate operating expenses	10,268	7,229
Asset management fees	649	456
Total operating expenses	17,664	12,778
Operating income (loss)	1,261	(479)
Other (income) and expenses:
Interest expense	4,836	3,324
Loss on extinguishment of debt	994	-
Other expenses (income)	(23)	(87)
Unrealized loss (gain) on marketable securities	115	(165)
Realized gain on sale of marketable securities	(58)	-
Gain on sale of real estate investment	(5,936)	-
Gain on sale of equity method investment	(791)	-
Consolidated net income (loss)	2,124	(3,551)
Net income (loss) attributable to noncontrolling interests	438	(1,593)
Net income (loss) attributable to RealtyMogul Apartment Growth REIT, Inc.	$1,686	$(1,958)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Equity

For the years ended December 30, 2021 and 2020

(Amounts in thousands, except share data)

	Common Stock		Additional Paid-in	Accumulated	Total RealtyMogul Apartment Growth REIT, Inc.	Noncontrolling interests in Consolidated Joint	Total
	Shares	Amount	Capital	Deficit	Equity	Ventures	Equity
Balance as of December 31, 2019	2,460,817	$25	$22,299	$(4,913)	$17,411	$12,808	$30,219
Proceeds from issuance of common stock, net of syndication costs	617,801	6	6,208	-	6,214	-	6,214
Stock award	3,500	-	34	-	34	-	34
Amortization of deferred offering costs	-	-	(162)	-	(162)	-	(162)
Dividends declared on common stock	-	-	(1,255)	-	(1,255)	-	(1,255)
Repurchase of common stock	(87,650)	(1)	(858)	-	(859)	-	(859)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	-	7,092	7,092
Distributions to noncontrolling interests	-	-	-	-	-	(1,633)	(1,633)
Net loss	-	-	-	(1,958)	(1,958)	(1,593)	(3,551)
Balance as of December 31, 2020	2,994,468	30	26,266	(6,871)	19,425	16,674	36,099
Proceeds from issuance of common stock, net of syndication costs	850,615	8	8,984	-	8,992	-	8,992
Stock award	4,500	-	46	-	46	-	46
Amortization of deferred offering costs	-	-	(309)	-	(309)	-	(309)
Dividends declared on common stock	-	-	(4,596)	-	(4,596)	-	(4,596)
Repurchase of common stock	(136,940)	(1)	(1,452)	-	(1,453)	-	(1,453)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	-	20,894	20,894
Distributions to noncontrolling interests	-	-	-	-	-	(6,835)	(6,835)
Net income	-	-	-	1,686	1,686	438	2,124
Balance as of December 31, 2021	3,712,643	$37	$28,939	$(5,185)	$23,791	$31,171	$54,962

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2021 and 2020

(Amounts in thousands)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
OPERATING ACTIVITIES:
Consolidated net income (loss)	$2,124	$(3,551)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	4,407	3,560
Equity in losses of equity method investees	451	298
Unrealized loss (gain) on marketable securities	115	(165)
Realized gain on marketable securities	(58)
Gain on sale of real estate investment	(5,936)	-
Gain on sale of equity method investment	(791)	-
Equity in earnings of equity method investees	(262)	(391)
Stock award compensation	46	34
Amortization of intangibles relating to leases	1,039	555
Amortization of deferred financing costs, interest rate cap costs and premium	231	344
Loss on debt extinguishment	994	-
Distributions from equity method investee	-	590
Changes in assets and liabilities:
Net change in rent receivable	72	(233)
Net change in other receivable	(77)	(35)
Net change in prepaid expenses	(479)	(74)
Net change in accounts payable and accrued expenses	923	885
Net change in asset management fees payable	23	(4)
Net change in other liabilities	240	165
Net cash provided by operating activities	3,062	1,978
INVESTING ACTIVITIES:
Purchase of real estate	(83,476)	(26,577)
Improvements to real estate	(2,929)	(1,320)
Investment in equity method investee	(500)	-
Return of investment in equity method investee	262	391
Purchases of marketable securities	-	(3,999)
Proceeds from sales of real estate investment	25,802	-
Proceeds from sales of marketable securities	2,458	-
Proceeds from equity method investment	1,069	-
Net cash used in investing activities	(57,314)	(31,505)
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of syndication costs	7,714	5,533
Repurchase of common stock	(1,328)	(806)
Proceeds from the issuance of debt	80,259	41,835
Deferred offering costs paid	(279)	(157)
Repayment of debt	(35,944)	(17,569)
Payment of finance costs	(2,108)	(440)
Debt extinguishment costs	(675)	-
Payment of cash dividends	(549)	(439)
Capital contributions from noncontrolling interests, net of syndication costs	20,894	7,092
Distributions to noncontrolling interests	(6,835)	(1,633)
Net cash provided by financing activities	61,149	33,416

Net increase in cash and cash equivalents and restricted cash	6,897	3,889
Cash and cash equivalents and restricted cash, beginning of year	13,143	9,254
Cash and cash equivalents and restricted cash, end of year	$20,040	$13,143

Cash paid for interest	$4,399	$2,954

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES;
Change in deferred offering costs payable	$(9)	$30
Mortgage payable assumed upon purchase of real estate assets	$(21,654)	$-
Dividends declared but not paid	$3,122	$54
Distributions reinvested	$925	$763
Stock subscription receivable	$(353)	$-
Settling subscriptions payable	$125	$53

The accompanying notes are an integral part of these consolidated financial statements.

F-7

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands, except share data)

Note 1 - Formation and Organization

RealtyMogul Apartment Growth REIT, Inc. (the “Company”) was formed as a Maryland corporation on January 13, 2017 to own and manage a diversified portfolio of preferred equity, marketable securities, and joint venture equity investments in multifamily properties located in target markets throughout the United States. The Company was formed under the name MogulREIT II, Inc. and, effective October 15, 2021, changed its name to RealtyMogul Apartment Growth REIT, Inc. The use of the terms “RealtyMogul Apartment Growth REIT,” the “Company,” “we,” “us,” or “our” in this annual report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. (“RM”). Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”). Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, a majority of whom are independent directors.

The Company’s investing and management activities related to multifamily real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic multifamily real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 23, 2017, we commenced our initial public offering (the “Initial Offering”) of up to $50,000 in shares of common stock. On December 23, 2020, we commenced our follow-on offering (the “Follow-on Offering” and, together with the Initial Offering, the “Offerings”) and terminated the Initial Offering. The SEC adopted an amendment to increase the maximum offering amount under Tier 2 of Regulation A from $50,000 to $75,000. This amendment became effective March 15, 2021, and the Company is utilizing this increased offering amount. We are continuing to offer in the Follow-on Offering up to $66,876 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of November 24, 2021 out of the rolling 12-month maximum offering amount of $75,000 in shares of our common stock. As of December 31, 2021, we had issued 3,974,484 shares of our common stock in the Offerings for gross offering proceeds of approximately $40.3 million.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial of reporting.

F-8

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its controlled joint ventures, Travertine North Park Investors, LLC and Vinegar Hill Asset, LLC, which were acquired during 2017; Avon 46, LLC, which was acquired during 2018; RM Terrace Hill, LLC, which was acquired during 2019; NinetyNine44 Owner, LLC, which was acquired during 2020; and RM Orion, LLC, Lotus Village Holdco, LLC and RM Sherwood Oaks, LLC, which were acquired during 2021.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2021, the Company’s investments in real estate operate in Texas, Connecticut, New York, Michigan and Florida. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing in those geographical areas.

For the year ended December 31, 2021, the Company’s annualized rental income in real estate equity investments by state is approximately 52%, 13%, 13%, 13% and 9%, for Texas, Connecticut, Florida, Michigan and New York, respectively.

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

F-9

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to additional paid-in capital. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Follow-on Offering is not successfully completed.

As of December 31, 2021 and 2020, the Manager has incurred offering costs of $1,353 and $1,083, respectively, on behalf of the Company. As of December 31, 2021 and 2020, $1,209 and $901 of offering costs, respectively, had been amortized and were included in the consolidated statements of equity.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2021 and 2020, the Company held investments in two and three entities, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. These investments are carried on the equity method because of the Company’s significant influence.

F-10

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

As of December 31, 2021 and 2020, the Company held investments in seven and five entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participating rights.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes beginning the year ended December 31, 2017. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2021 and 2020.

For the years ended December 31, 2021 and 2020, $4,596 and $1,255, respectively, in distributions have been made to stockholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in shares of common stock, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ shares of common stock. We will report the taxability of such distributions in information returns that will be provided to our stockholders and filed with the Internal Revenue Service in the year following such distributions.

Tax periods from 2018 to 2021 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Stock Subscription Receivable

Stock subscription receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2021 and 2020, there was $405 and $52, respectively, in subscriptions that had not settled. All of these funds settled subsequent to December 31, 2021 and 2020, respectively. Stock subscription receivable is carried at cost which approximates fair value.

Settling Subscription Payable

Share repurchases initiated in December 2021 are expected to be settled in May 2022 and the liability will be reversed after settlement occurs. Share repurchases initiated in December 2020 were settled in February 2021 and the liability was reversed.

F-11

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The adoption of ASC 606 in 2019 did not materially change our revenue recognition patterns.

Purchase Accounting for Acquisitions of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration included cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assessed the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The Company allocated the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimated the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

F-12

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Investments in Equity Method Investees

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE or through our voting interest in a VOE and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee. For the years ended December 31, 2021 and 2020, we recorded a loss of $451 and $298, respectively, related to investments in equity method investees.

Distributions received from an equity method investee are recognized as a reduction in the carrying amount of the investment. If distributions are received from an equity method investee that would reduce the carrying amount of an equity method investment below zero, the Company evaluates the facts and circumstances of the distributions to determine the appropriate accounting for the excess distribution, including an evaluation of the source of the proceeds and implicit or explicit commitments to fund the equity method investee. The excess distribution is either recorded as a gain from equity method investee, or in instances where the source of proceeds is from financing activities or the Company has a significant commitment to fund the investee, the excess distribution would result in an equity method liability and the Company would continue to record its share of the equity method investee’s earnings and losses. When the Company does not have a significant requirement to contribute additional capital over and above the original capital commitment and the carrying value of the investment in the unconsolidated venture is reduced to zero, the Company discontinues applying the equity method of accounting unless the venture has an expectation of an imminent return to profitability. If the venture subsequently reports net income, the equity method of accounting is resumed only after the Company’s share of that net income equals the share of net losses or distributions not recognized during the period the equity method was suspended. The Company has elected to classify distributions from equity method investees under the cumulative-earnings approach. For the years ended December 31, 2021 and 2020, the Company recorded a gain from equity method investee of $262 and $391, respectively, related to a distribution that would have reduced the carrying value of the investment below zero.

The Company evaluates its investments in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, the Company would calculate the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company would recognize an impairment charge to reduce the carrying value of its investment to fair value. As of both December 31, 2021 and 2020, the Company determined that there was no impairment of its investments in equity method investees.

F-13

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

As of both December 31, 2021 and 2020, the Company determined that there was no impairment of long-lived assets.

Real Estate Held for Sale

The Company classifies real estate investment as being held for sale when management commits to a plan to sell the asset, the asset is available for immediate sale, an active program to locate a buyer has been initiated, the sale is highly probable to occur within one year, and it is unlikely that significant changes to the plan will be made. When a real estate investment is classified as held for sale, depreciation of the asset is discontinued and the asset is carried at the lower of its carrying amount or the fair value less costs to sell. As of June 30, 2021, the Company determined that the Clover Property should be classified as held for sale at its carrying value in the amount of $19,911. The related mortgage net of debt issuance costs of $21,603 is also classified as held for sale as of December 31, 2021.

Restricted Cash and Escrows

In November 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-18 (“ASU 2016-18”) Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits.

The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the consolidated balance sheets to be included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows.

F-14

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

The following are the amounts reported on the consolidated balance sheets that are included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows:

	December 31, 2021	December 31, 2020

Cash and cash equivalents	$14,118	$8,679

Restricted cash, escrows and deposit	5,922	4,464

Total cash and cash equivalents and restricted cash	$20,040	$13,143

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2021 and 2020, there was $559 and $258, respectively, in the allowance for doubtful accounts. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Depreciation

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life ranging from 30 to 45 years. Site improvements and certain building improvements are depreciated on the straight-line method over an estimated useful life of 10 to 15 years, and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 8 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense amounted to $4,407 and $3,560 for the years ended December 31, 2021 and 2020, respectively.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2021 and 2020 were $210 and $144, respectively.

Deferred Financing Costs and Mortgage Premium

Mortgage costs and premium are deferred and amortized using the straight-line method which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. At December 31, 2021, deferred financing costs amounted to $2,158, net of accumulated amortization of $414. At December 31, 2020, deferred financing costs amounted to $853, net of accumulated amortization of $557. At December 31, 2021, mortgage premium amounted to $1,025, net of accumulated amortization of $88. At December 31, 2020, there was no mortgage premium. The Company presents unamortized deferred financing costs and mortgage premium as a direct deduction from the carrying amount of the related debt liability.

F-15

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and are not used for trading purposes. The Company has determined that the fair value of the interest rate caps at December 31, 2021 and 2020 are not significant. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments was not significant to the overall valuation of the interest rate caps as of December 31, 2021 or 2020. As a result, the fair value of the interest rate caps was considered to be based primarily using Level 2 inputs.

Fair Value Option

ASC 825 Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

F-16

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Note 3 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2021:

					Accumulated Amortization
		Building and	Accumulated	Intangible Lease	Intangible Lease
Description of Property	Land	Improvements	Depreciation	Asset	Asset	Total
Sherwood Oaks	$6,307	$28,997	$(81)	$509	$(127)	$35,605
Riverview, FL
Lotus Village	6,172	33,083	(454)	538	(538)	38,801
Austin, TX
The Orion	7,545	22,192	(600)	374	(374)	29,137
Orion Township, MI
NinetyNine 44 Walnut	5,790	20,939	(1,061)	555	(555)	25,668
Dallas, TX
Avon Place Apartments	6,946	18,323	(2,713)	397	(397)	22,556
Avon, CT
Multi-family housing portfolio	9,665	18,955	(2,159)	189	(189)	26,461
Brooklyn, NY
Total	$42,425	$142,489	$(7,068)	$2,562	$(2,180)	$178,228

As of December 31, 2021 and 2020, the amortization period for the intangible lease assets ranges from three to four months.

At December 31, 2021 and 2020, respectively, accumulated amortization of intangible lease assets was $2,704 and $2,115. For the years ended December 31, 2021 and 2020, the Company recognized amortization expense of $1,039 and $555, respectively. The unamortized balance of intangible lease assets at December 31, 2021 and 2020, respectively, was $382 and $0.

As of December 31, 2021, the Company sold Terrace Hill Apartments which was reported at its carrying value in the amount of $19,865. For the year ended December 31, 2021, the Company recognized a gain of $5,936 on the sale of investment in real estate, reported in the consolidated statements of operations.

Minimum Future Rents

The rental properties owned at December 31, 2021 and 2020 are principally leased under 12-month operating leases with certain tenant renewal rights.

F-17

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Note 4 – Investments in Equity Method Investees

The table below presents the activities of the Company’s investments in equity method investees as of December 31, 2021 and 2020:

Investments in Equity Method Investees:	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Beginning balance	$657	$1,545
Contributions in equity method investees	500	-
Distributions received	(262)	(981)
Equity in earnings of equity method investees	262	391
Equity in losses of equity method investees	(451)	(298)
Proceeds from equity method investment	(1,069)	-
Gain on sale of equity method investment	791	-
Ending balance	$428	$657

For the years ended December 31, 2021 and 2020, Company’s investments in entities that are accounted for under the equity method of accounting consist of the following:

1)	Acquired in 2018, a 30% non-controlling joint venture limited partnership interest in Plano CRP Portfolio, LLC, for the acquisition and renovation of two garden-style apartment communities in Plano, Texas.

2)	Acquired in 2018, a 25% non-controlling joint venture limited partnership interest in Tuscany CRP 29, LLC, for the acquisition of a Class B apartment complex in San Antonio, Texas. Tuscany CRP 29, LLC was sold during 2021.

3)	Acquired in 2018, a 27% non-controlling joint venture limited partnership interest in Villas del Mar Partners 29, LLC, for the acquisition of an apartment complex in Fort Worth, Texas.

F-18

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

The results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2021 and 2020:

	Plano CRP	Villas del Mar
	Portfolio, LLC	Partners 29, LLC
Condensed balance sheet information	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021
Real estate assets, net	$7,045	$10,232
Other assets	1,094	1,440
Total assets	$8,139	$11,672

Mortgage notes payable	$12,965	$12,521
Other liabilities	271	827
Equity (deficit)	(5,097)	(1,677)
Total liabilities and equity	$8,139	$11,671
Company’s equity investment	$-	$428

	Plano CRP	Tuscany CRP 29,	Villas del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
Condensed balance sheet information	For the Year Ended December 31, 2020	For the Year Ended December 31, 2020	For the Year Ended December 31, 2020
Real estate assets, net	$8,987	$12,142	$12,543
Other assets	1,979	692	954
Total assets	$10,966	$12,834	$13,497

Mortgage notes payable	$12,965	$12,155	$12,658
Other liabilities	260	498	773
Equity (deficit)	(2,259)	181	66
Total liabilities and equity	$10,966	$12,834	$13,497
Company’s equity investment	$-	$338	$319

	Plano CRP	Tuscany CRP 29,	Villas del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
	For the Year Ended	For the Year Ended	For the Year Ended
Condensed income statement information	December 31, 2021	December 31, 2021	December 31, 2021
Total revenue	$2,248	$2,550	$3,461
Total expenses	2,209	2,528	4,906
Net income (loss)	$39	$22	$(1,445)
Company’s equity in net income (loss) of investee	$-	$(60)	$(391)

F-19

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

	Plano CRP	Tuscany CRP 29,	Villas del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
	For the Year Ended	For the Year Ended	For the Year Ended
Condensed income statement information	December 31, 2020	December 31, 2020	December 31, 2020
Total revenue	$2,150	$2,200	$3,032
Total expenses	2,368	2,549	3,570
Net loss	$(218)	$(349)	$(538)
Company’s equity in net loss of investee	$(66)	$(86)	$(146)

Note 5 – Marketable Securities

As of December 31, 2021, the Company held one investment in exchange traded funds for a total cost of $1,599. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in marketable securities	$1,650	$1,650	$-	$-

As of December 31, 2020, the Company held two investments in exchange traded funds for a total cost of $3,999. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investments in marketable securities	$4,164	$4,164	$-	$-

The unrealized loss (gain) on the investments in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $115 and $(165) for the years ended December 31, 2021 and 2020, respectively.

During 2021, the Company sold one investment in exchange traded funds, which was reported at fair value of $2,513 at December 31, 2020. For the year ended December 31, 2021, the Company recognized $58 of net realized gain on marketable securities, reported in the consolidated statements of operations.

F-20

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Note 6 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2021
Mortgages payable, gross	$160,078
Unamortized premium	1,025
Unamortized deferred financing costs	(2,158)
Mortgages payable, net	$158,945

December 31, 2020
Mortgages payable, gross	$95,387
Unamortized deferred financing costs	(853)
Mortgages payable, net	$94,534

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2021
2022	$299
2023	30,497
2024	27,946
2025	19,658
2026	1,624
Thereafter	80,054
Total	$160,078

The details of the Mortgages payable are as follows:

Travertine North Park Investors, LLC

The mortgage loan payable by Travertine North Park Investors, LLC was originated on August 31, 2017 by LegacyTexas Bank in the amount of $18,800, with an initial funding of $15,300 and future funding of $3,500. The mortgage loan was refinanced through Walker & Dunlop, LLC on January 17, 2020 in the amount of $21,852. The outstanding balance as of December 31, 2021 and 2020 was $21,852 and $21,852, respectively. The mortgage loan has a maturity date of February 1, 2030. The mortgage loan has a variable interest rate equal to the monthly London Inter-bank Offered Rate (“LIBOR”) plus 2.07%. The mortgage loan is interest-only until March 1, 2023, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

F-21

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Vinegar Hill Asset, LLC

The mortgage loan payable by Vinegar Hill Asset, LLC was originated on August 10, 2015 by New York Community Bank in the amount of $20,700. The outstanding balance as of December 31, 2021 and 2020 was $19,557 and $19,557, respectively. The mortgage loan has a maturity date of September 1, 2025. The mortgage loan has an interest rate of 3.00% through August 31, 2020, after which the interest rate changes to the sum of (i) the highest prime rate as published in The New York Times and (ii) 275 basis points. The mortgage loan was interest-only through September 30, 2017, after which it began amortizing on a 30-year amortization schedule. The mortgage loan was modified through New York Community Bank on September 30, 2020 in the amount of $19,557, with a fixed interest rate of 3.13%. The mortgage loan is interest-only through April 30, 2022, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

Avon 46, LLC

The mortgage payable by Avon 46, LLC was originated on February 25, 2021 by Capital One, N.A. in the amount of $22,460 which was to refinance the previous $18,000 loan from Santander Bank. At the time of refinancing the outstanding balance on the previous loan was $17,976. A prepayment penalty of $538 was paid. The outstanding balance at December 31, 2021 was $22,460. The new mortgage loan has a maturity date of March 1, 2031 and a current interest rate of 2.82%. The mortgage loan is interest-only through April 30, 2026, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

RM Terrace Hill, LLC

The mortgage loan payable by RM Terrace Hill, LLC was originated on November 1, 2019 by Argentic Real Estate Investment in the amount of $18,144, with an initial funding of $14,049 and future funding of $4,095. On November 1, 2021, the property was sold and the outstanding loan balance of $17,968 was paid off along with an exit fee of $137 and a lender payoff fee of $1.

NinetyNine44 Owner, LLC

The mortgage loan payable by NinetyNine44 Owner, LLC was originated on September 9, 2020 by CBRE Capital Markets, Inc. in the amount of $19,500. The outstanding balance as of both December 31, 2021 and 2020 was $19,500. The mortgage loan has a maturity date of October 1, 2030, with a fixed interest rate of 3.18%. The mortgage loan is interest-only through October 2023, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

RM Orion, LLC

The mortgage loan payable by RM Orion, LLC was originated on September 28, 2018 by Berkadia Commercial Mortgage, LLC in the amount of $20,541. RM Orion, LLC assumed the mortgage in its acquisition of The Orion on March 23, 2021 with an outstanding balance of $20,541 and an estimated fair value of $21,654. The mortgage loan has a maturity date of October 1, 2030, with an interest rate of 4.92%. The Company recorded a premium in the amount of $1,113, which is amortized over the remaining term of the loan using an effective interest rate of 4.25%. The mortgage loan is interest-only through October 1, 2024, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

F-22

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Lotus Village Holdco, LLC

The mortgage loan payable by Lotus Village Holdco, LLC was originated on June 25, 2021 by Loancore Capital Credit REIT, LLC in the amount of $30,200, with an initial funding of $29,600 and future funding of $600. The outstanding balance as of December 31, 2021 was $29,600. The mortgage loan has a maturity date of July 9, 2023, with a variable interest rate equal to the Alternative Rate following the Index Change Date. The Alternative Rate is equal to LIBOR or an alternative index plus the then-applicable LIBOR Spread. As of December 31, 2021, the 1-month LIBOR rate was equal to 0.10250% and the LIBOR Spread was equal to 3.1%. The mortgage loan is interest-only through maturity on July 1, 2023. The mortgage is secured by real property and an assignment of leases and rents.

RM Sherwood Oaks, LLC

The mortgage loan payable by RM Sherwood Oaks, LLC was originated on November 30, 2021 by HGI Commercial Funding II, LLC in the amount of $27,750. The outstanding balance as of December 31, 2021 was $26,733. The mortgage loan has a maturity date of December 1, 2024, with an interest rate of LIBOR plus 3.25%. The mortgage loan is interest-only through maturity on December 1, 2024. The mortgage is secured by real property and an assignment of leases and rents.

Note 7 – Business Combinations and Asset Acquisitions

RM Sherwood Oaks, LLC

On November 30, 2021, the Company acquired a 38.7% controlling equity interest in RM Sherwood Oaks, LLC (“Sherwood Oaks”). Sherwood Oaks is a joint venture formed to acquire, renovate, own and operate a 199-unit, Class B apartment community in Riverview, Florida.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Sherwood Oaks is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

F-23

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Sherwood Oaks and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

November 30, 2021
Consideration:
Cash (including transaction costs of $913, debt proceeds of $26,733 and cash from noncontrolling interests of $6,650)	$36,478
Fair value of total consideration transferred	$36,478

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$6,307
Buildings, site improvements, and furniture and equipment	28,997
Intangible lease asset	509
Other current liabilities	(71)
Total identifiable net assets	35,742
Deferred financing costs	736
$36,478

Lotus Village Holdco, LLC

On June 25, 2021, the Company acquired a 22.1% controlling equity interest in Lotus Village Holdco, LLC (“Lotus Village”). Lotus Village is a joint venture formed to acquire, renovate, own and operate a 222-unit, Class A apartment community in Austin, Texas.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Lotus Village is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Lotus Village and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

June 25, 2021
Consideration:
Cash (including transaction costs of $1,148, debt proceeds of $29,600 and cash from noncontrolling interests of $8,815)	$39,635
Fair value of total consideration transferred	$39,635

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$6,172
Buildings, site improvements, and furniture and equipment	32,938
Intangible lease asset	538
Other current liabilities	(471)
Total identifiable net assets	39,177
Deferred financing costs	458
$39,635

F-24

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

RM Orion, LLC

On March 23, 2021, the Company acquired a 48.2% controlling equity interest in RM Orion, LLC (“The Orion”). The Orion is a joint venture formed to acquire, renovate, own and operate a 200-unit, Class B+, apartment community in Orion Township, Michigan.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. The Orion is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for The Orion and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

March 23, 2021
Consideration:
Cash (including transaction costs of $585 and cash from noncontrolling interests of $5,383)	$8,046
Fair value of mortgage payable assumed	21,654
Fair value of total consideration transferred	$29,700

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$7,545
Buildings, site improvements, and furniture and equipment	21,655
Intangible lease asset	374
Escrow, deposits and other assets	74
Other current liabilities	(207)
Total identifiable net assets	29,441
Deferred financing costs	259
$29,700

NinetyNine44 Owner, LLC

On September 9, 2020, the Company acquired a 35.7% controlling equity interest in NinetyNine44 Owner, LLC (“NinetyNine 44”). NinetyNine 44 is a joint venture formed to acquire, renovate, own and operate a 260-unit, Class B, garden-style apartment community in Dallas, Texas.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. NinetyNine 44 is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for NinetyNine 44 and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

F-25

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

September 9, 2020
Consideration:
Cash (including transaction costs of $772, debt proceeds of $19,500 and cash from noncontrolling interests of $7,141)	$26,229
Fair value of total consideration transferred	$26,229

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$5,790
Buildings, site improvements, and furniture and equipment	20,232
Intangible lease asset	555
Other current liabilities	(543)
Total identifiable net assets	26,034
Deferred financing costs	195
$26,229

Note 8 – Related Party Arrangements

From time to time, a special purpose entity in which we invest may pay our Manager or an affiliate of our Manager fees relating to the investment and management of our equity assets. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular special purpose entity and not by us, and we will not be entitled to these fees. Although the special purpose entity pays these fees, there are instances in which we are the sole member, and have control, of the special purpose entity in connection with an investment in an equity asset. Such fees include the following:

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 3% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with our Manager in an amount up to 1.0% of the financing amount in the event that an affiliate or officer of our Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.50% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●	Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 2% of the contract sales price of a property in the event that an affiliate of our Manager or our Manager provides disposition services for the property.

●	Promote Interest – interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (6% or higher) cumulative, non-compounded preferred return.

F-26

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

From time to time, when one of the affiliates of our Manager, including Realty Mogul Commercial Capital, Co. (“RMCC”), originates a preferred equity investment that is sold to us, the sponsor of the transaction may pay fees to RMCC. The following are the fees paid by the sponsor of a preferred equity investment to affiliates of our Manager relating to the origination, investment and management of our preferred equity assets. The fees are paid to RMCC by the sponsor and not by us. We will not be entitled to this fee. The actual amount of origination fees, extension fees and exit fees that will be paid are dependent upon the total transaction amount funded. We cannot determine these amounts at the present time.

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 2% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is entitled to receive a promote in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (6.0% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular special purpose entity and not by us, and we will not be entitled to these fees. Although the special purpose entity pays these fees, there are instances in which we are the sole member, and have control, of the special purpose entity in connection with an investment in an equity asset. During the year ended December 31, 2021, the Manager received a promote of $769 resulting from the sale of Terrace Hill.

For the years ended December 31, 2021 and 2020, $13 and $13, respectively, was paid to our Manager for asset management services related to Terrace Hill. For the years ended December 31, 2021 and 2020, a fee of $385 and $203, respectively, was paid on behalf of the Company to our Manager for services in connection with the due diligence and acquisition of the investment in Lotus Village and NinetyNine 44, respectively.

For the year ended December 31, 2021, a disposition fee in the amount of $177 was paid to the Manager in connection with the sale of Tuscany CRP 29, LLC.

F-27

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offerings. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2 – Summary of Significant Accounting Policies – Organizational, Offering and Related Costs.

As of December 31, 2021 and 2020, the Company owed its Manager $27 and $36, respectively, in deferred offering costs. As of December 31, 2021 and 2020, $1,209 and $901, respectively, of offering costs were amortized against equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings.

The Company paid the Manager a monthly asset management fee based on the total equity value, which equals (a) our then-current net asset value per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. During the years ended December 31, 2021 and 2020, $450 and $350, respectively, of asset management fees were charged by our Manager. As of December 31, 2021 and 2020, $54 and $31, respectively, of asset management fees remained payable.

RM Communities, LLC

RM Communities, LLC is a subsidiary of Realty Mogul, Co. For the year ended December 31, 2021, an acquisition fee in the amount of $260 and $536, was paid to RM Communities, LLC in connection with the acquisition of The Orion and Sherwood Oaks, respectively.

For the year ended December 31, 2021, $33 was paid to RM Communities, LLC for property-level asset management services related to The Orion. For the year ended December 31, 2020, no fees were paid to RM Communities, LLC for property-level asset management services.

Realty Mogul, Co. and Affiliates

If the Company has insufficient funds to acquire all or a portion of an investment, then it may obtain a related party loan from RMCC, an affiliate of Realty Mogul, Co., on commercially reasonable terms. Our charter authorizes us to enter into related party loans. Related party loans would require prior approval from our board of directors. However, RMCC nor any of its affiliates are obligated to make a related party loan to the Company at any time.

For the years ended December 31, 2021 and 2020, the Company paid an aggregate of $13 and $0, respectively, to affiliates of Realty Mogul, Co. for syndication fees, which are netted against the respective equity.

For the year ended December 31, 2021, a seller’s broker fee in the amount of $273 was paid to RMCC in connection with the sale of Terrace Hill.

F-28

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands, except share data)

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired a 24% noncontrolling interest in Vinegar Hill Asset, LLC. The entity’s equity investment in Vinegar Hill was $2,070 as of December 31, 2021 and 2020.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired a 27% noncontrolling interest in Travertine North Park Investors, LLC. The entity’s equity investment in Travertine was $1,670 as of December 31, 2021 and 2020.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 41% noncontrolling interest in Avon Place Apartments. The entity’s equity investment in Avon Place Apartments was $3,500 as of December 31, 2021 and 2020.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 50% interest in Villas del Mar. The entity’s equity investment in Villas del Mar was $1,860 as of December 31, 2021 and 2020.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 54% interest in Plano Multifamily Portfolio. The entity’s equity investment in Plano Multifamily Portfolio was $1,750 as of December 31, 2021 and 2020.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42% interest in The Orion. The individual investors’ equity investment in The Orion was $4,345 as of December 31, 2021.

In 2021, a group of individual retail investors managed by an affiliate of Realty Mogul, Co. acquired an approximate 40% interest in Lotus Village Apartments. The individual investors’ equity investment in Lotus Village Apartments was $4,535 as of December 31, 2021.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 38% interest in Sherwood Oaks, LLC. The entity’s equity investment in Sherwood Oaks, LLC was approximately $4,150 as of December 31, 2021.

RM Sponsor, LLC, Stockholder and Sponsor

RM Sponsor, LLC is a stockholder of the Company and holds 10,693 and 10,229 shares, respectively, of our common stock as of December 31, 2021 and 2020.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2021 and 2020, the Company incurred an aggregate of $1,208 and $498, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $409 and $275, respectively, are included in real estate expenses on the consolidated statements of operations, and $799 and $223, respectively, are included in the consolidated balance sheets. The aforementioned fees exclude fees earned by Realty Mogul, Co. and affiliates including, RM Adviser, LLC, RM Communities, LLC, RM Sponsor, LLC, RMCC, and others.

For the years ended December 31, 2021 and 2020, the equity method investments incurred an aggregate of $268 and $294, respectively, to its affiliates for management fees and acquisition fees, of which $268 and $294, respectively, are included in the statements of operations of the equity method investments and $0 and $0, respectively, are capitalized on the balance sheet of the equity method investments as December 31, 2021 and 2020. See Note 4 – Investments in Equity Method Investees. The aforementioned fees exclude fees earned by Realty Mogul, Co. and affiliates including, RM Adviser, LLC, RM Communities, LLC, RM Sponsor, LLC, RMCC, and others.

F-29

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Executive Officers of our Manager

As of the date of the filing of this Annual Report, the executive officers of our Manager and their positions are as follows:

Name	Age	Position
Jilliene Helman	35	Chief Executive Officer
Eric Levy	35	Vice President, Portfolio Manager
Saher Hamideh	44	Chief Compliance Officer and Secretary
Kevin Moclair	49	Chief Accounting Officer and Treasurer

Jilliene Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and Chief Financial Officer from October 2018 to February 2022. Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co. since May 2012.

Eric Levy has served as Vice President, Portfolio Manager of our Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Saher Hamideh has served as Chief Compliance Officer and Secretary of our Manager since March 2021.

Kevin Moclair has served as Chief Accounting Officer and Treasurer of our Manager since February 2022.

Note 9 – Stock Award

We pay to each of our directors and to the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. For the year ended December 31, 2021, we issued 1,000 shares to Mr. Levy, 1,000 shares to Ms. Helman, and an aggregate of 2,500 shares to our independent directors. For the year ended December 31, 2020, we issued 1,000 shares to Mr. Levy and an aggregate of 2,500 shares to our independent directors. Compensation expense in the amount of $46 and $34, respectively, was recorded in 2021 and 2020, based on the offering price of $10.16 and $9.77 per share, respectively.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser, LLC and its affiliates to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s shares of common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser, LLC and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

F-30

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

(Amounts in thousands)

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2021, we are not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

COVID-19

During the year ended December 31, 2021, the effects of the COVID-19 pandemic, including the ongoing spread of variants, have continued impacting many aspects of the U.S. economy. The Company recognizes that COVID-19 may have an adverse impact on its business and investments; however, as of the date these consolidated financial statements were available to be issued, there were no material quantifiable measurements of adverse effects on the Company’s business or investments.

Note 12 – Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheets date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheets date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through May 2, 2022, the date the consolidated financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheets date that were not properly recorded or required disclosure.

Sale of Real estate Investment

On August 31, 2017, we acquired a $4,000,000 joint venture limited partnership equity investment in Travertine North Park Investors, LLC (the “Clover Equity Investment”) in connection with the acquisition and renovation of The Clover on Park Lane (fka Serendipity Apartments), a 343-unit multifamily apartment community in Dallas, Texas (the “Clover Property”). On January 7, 2022, the Clover Property was sold for a price of $38,500. In connection with the sale of the Clover Property, a disposition fee was paid to RM Adviser, LLC in the amount of $385.

Offering Proceeds

From January 1, 2022 through March 31, 2022 we raised gross offering proceeds of $6,136 which includes amounts contributed through our distribution reinvestment program.

Distributions Declared

From January 1, 2022 to March 31, 2022, we declared distributions of $477.

F-31

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Amendment and Restatement of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A, filed on August 4, 2017)
2.2	Articles of Amendment to the Articles of Amendment and Restatement of MogulREIT II, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)
2.3	Amended and Restated Bylaws of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
2.4	Amendment No. 1 to the Amended and Restated Bylaws of MogulREIT II, Inc. (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)
4.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
4.2	Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A POS, filed on August 31, 2018)
6.1	Form of Management Agreement between MogulREIT II, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
6.2	Amendment to Management Agreement between MogulREIT II, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.2 to the Company’s Post-Qualification Amendment to the Offering Statement on Form 1-A, filed on December 20, 2019)
6.3	Form of Agreement of Limited Partnership of MogulREIT II Operating Partnership, L.P. (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
6.4	Amendment to Agreement of Limited Partnership of MogulREIT II Operating Partnership, LP (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)
6.5	Form of License Agreement between MogulREIT II, Inc. and Realty Mogul, Co. (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
6.6	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and MogulREIT II, Inc. (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
10.1	Power of Attorney of Flynann Janisse and Louis S. Weeks (incorporated by reference to the signature page of the Company’s Offering Statement on Form 1-A POS (File No. 024-10713) filed August 31, 2018)

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Apartment Growth REIT, Inc.

By:	/s/ Jilliene Helman
Name:	Jilliene Helman
Title:	Chief Executive Officer and
President
Date:	May 2, 2022

Pursuant to the requirements of Regulation A, this report has been signed by the following person on behalf of the issuer and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer, President and Director	May 2, 2022
Jilliene Helman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer and Treasurer (Principal Financial Officer and	May 2, 2022
Kevin Moclair	Principal Accounting Officer)

*
Flynann Janisse	Director	May 2, 2022

*
Louis S. Weeks III	Director	May 2, 2022

*By:	/s/ Jilliene Helman
Jilliene Helman, Chief Executive Officer, Attorney-in-fact

21